KEELEY SMALL CAP VALUE FUND, INC.
THIRD AMENDMENT TO THE CUSTODY AGREEMENT

     THIS AMENDMENT dated as of this 1st day of October, 2006, to the Custody Agreement, dated November 12,1997, as amended March 29, 2005 and August 1, 2005, (the “Agreement”), is entered by and between KEELEY SMALL CAP VALUE FUND, INC., a Maryland Corporation (the “Fund”) and U.S. BANK, N.A., a national banking association (the “Custodian”).

RECITALS

     WHEREAS, the parties have entered into a Custody Agreement; and

     WHEREAS, the Fund and the Custodian desire to amend said Agreement; and

     WHEREAS, the parties agree to allow for this amendment to the Agreement by a written instrument executed by both parties.

     NOW, THEREFORE, the parties agree as follows:

A.	Section 13 shall be replaced in its entirety with the following language:

13. Termination. This Agreement shall become effective as of the date first written above and will continue in effect for a period not less than 36 months. Subsequent to the initial three-year term, this Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. In addition, the Trust may, at any time, immediately terminate this Agreement in the event of the appointment of a conservator or receiver for the Custodian by regulatory authorities or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction. This Agreement may not be amended or modified in any manner except by written agreement executed by U.S. Bank and the Fund, and authorized or approved by the Board of Directors.

B.	The following language shall be added to the Agreement at Section 13.1:

Early Termination. In the absence of any material breach of this agreement, should the Trust elect to terminate this agreement prior to the end of the term, the trust agrees to pay the following fees:

(a)	All monthly fees through the life of the contract, including the rebate of any negotiated discounts;

(b)	All fees associated with converting services to successor service provider;

(c)	All fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;

(d)	All out-of-pocket costs associated with a-c above.

C.	The fee schedule of the Agreement, is hereby superseded and replaced with the fee schedule attached hereto.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KEELEYSMALL CAPVALUE FUND,INC.		U.S.BANK, N.A.

By:	/s/ John L. Keeley. Jr.	By:	/s/ Michael R. McVoy

Name:	John L. Keeley, Jr	Name:	Michael R. McVoy

Title:	President	Title:	Vice President

KEELEY SMALL CAP VALUE FUND, INC. DOMESTIC CUSTODY SERVICES FEE SCHEDULE EFFECTIVE: 10-1-2006

Annual Custody Fee Per Fund Complex
.75 basis point on the first $1 billion in assets
.625 basis point on the next $1 billion in assets
.50 basis point on the balance of assets in the fund complex
Plus portfolio transaction fees

Portfolio Transaction Fees
$  5.00 per book entry DTC transaction
$  8.00 per principal paydown
$  6.00 per short sale
$  7.00 per US Bank repurchase agreement transaction
$15.00 per option/future contract written, exercised or expired
$10.00 per book entry Federal Reserve transaction
$25.00 per physical security or non-DVP transaction
$50.00 per Cedel/Euroclear transaction
$  5.00 per disbursement (waived if U.S. Bancorp is Administrator)
$  6.00 per Fed Wire
$15.00 per margin variation Fed wire
$150.00 per segregated account per year

•     A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
•     No charge for the initial conversion free receipt
•     Overdrafts – charged to the account at prime interest rate plus 2.

Plus Out-Of-Pocket Expenses – Including, but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, extraordinary expenses based upon complexity, and all other out-of-pocket expenses.

Fess are billed monthly.
* Subject to annual CPI increase, Milwaukee MSA